Exhibit 99.1

For Immediate Release

Sunesis Pharmaceuticals Reports First Quarter 2006 Financial Results

- Date of Annual Shareholders’ Meeting Set

South San Francisco, CA, May 4, 2006 – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today reported financial results for the quarter ended March 31, 2006. Total revenues for the first quarter were $3.1 million, with a net loss of $9.0 million. As of March 31, 2006, cash, cash equivalents and marketable securities totaled $82.3 million and debt totaled $2.0 million.

Recent Highlights

•                  In January, Sunesis initiated a Phase I/II clinical trial in patients with advanced solid tumor malignancies with its second cancer therapeutic, SNS-032, a novel inhibitor of cyclin-dependent kinases 2, 7 and 9.

•                  In March, Sunesis initiated a Phase II clinical trial with SNS-595 for the second-line treatment of patients with small cell lung cancer.

•                  Sunesis closed a private placement of common stock and warrants in March with net proceeds to Sunesis of approximately $43.7 million.

•                  Sunesis achieved a milestone triggering a $500,000 payment from Biogen Idec for the discovery of novel inhibitors of an oncology kinase target. These funds were received in April.

•                  At the American Association for Cancer Research conference in April, Sunesis reported data from a dose-escalation clinical trial of SNS-595 involving 21 patients with advanced solid tumors designed to examine the safety, tolerability and pharmacokinetics of a weekly dosing regimen. SNS-595 demonstrated promising signs of clinical activity, with 6 of 21 patients experiencing sustained disease control lasting at least 16 weeks, including a confirmed partial response at the maximum-tolerated dose in a patient with mesothelioma. SNS-595 was well tolerated, and a dose-limiting toxicity of neutropenia was observed while other side effects were mild and consistent with the results from the company’s other Phase I clinical trial.

Financial Highlights

•                  Revenue from research collaborations totaled $3.1 million and $3.9 million for the quarters ended March 31, 2006 and 2005, respectively. This decrease in collaboration revenue was primarily due to the completion of the research phases of the TNF-family collaboration with Biogen Idec in June 2005, the Cathepsin S collaboration with Johnson & Johnson PRD in December 2005 and the BACE collaboration with Merck & Co. in February 2006. Sunesis retains the opportunity to earn milestone payments and royalties from any products resulting from these collaborations.

•                  Research and development (R&D) expense was $9.7 million and $6.6 million for the quarters ended March 31, 2006 and 2005, respectively. The $3.1 million increase in R&D expense was primarily due to a $2.5 million expense in the company’s SNS-032 program, including a $2.0 million non-cash milestone payment to Bristol Myers Squibb in connection with the launch of the Phase I/II trial for SNS-032 and increased research spending on kinase screening programs.

•                  General and administrative (G&A) expense for the first quarter of 2006 was $2.7 million, compared to $1.9 million for the first quarter 2005. The increase in G&A expense was primarily due to an increase in non-cash stock compensation expense in conjunction with the adoption of FAS 123R and costs related to being a publicly traded company.

•                  Sunesis reported a net loss of $9.0 million for the first quarter of 2006, compared to a reported loss of $4.5 million for the first quarter 2005.

•                  Cash flow from operations was $(8.5) million and $(7.9) million for the quarters ended March 31, 2006 and 2005, respectively.

•                  In the first quarter of 2006, Sunesis recorded non-cash stock compensation expense of $681,000.

Other Business

Sunesis announced that its Annual Shareholders’ Meeting will take place at the company’s offices located at 341 Oyster Point Boulevard, South San Francisco, CA 94080 on June 19, 2006 at 10:00 am PDT.

Sunesis further announced today that it has named Anthony Howlett, Ph.D., Director, Pharmacology. The Compensation Committee of the company’s Board of Directors approved an employment commencement grant to Dr. Howlett of a non-qualified stock option to purchase 20,000 shares of Sunesis common stock, effective April 28, 2006. This option award was granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350 (i)(1)(A)(iv) and with the following material terms: (a) an exercise price equal to the fair market value of the company’s common stock on the grant date, (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to ¼ of the total grant on the first anniversary of Dr. Howlett’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.

Conference Call Information

Sunesis’ management will host a conference call to review the results of the quarter on Thursday, May 4 at 11:00 am EDT. Individual and institutional investors can access the call via (866) 558-6338 (U.S. and Canada) or (213) 785-2437 (international). To access the live audio broadcast or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. Please log on to Sunesis’ website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For additional information on Sunesis Pharmaceuticals, please visit www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-575-1509	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.

Statements of Operations

	Three months ended March 31,
	2006	2005
	(unaudited)
Revenue:
Collaboration revenue	$1,370,705	$1,661,028
Collaboration revenue from related party	1,688,859	2,209,286
Grant and fellowship revenue	37,901	32,779
Total revenues	3,097,465	3,903,093

Operating expenses:
Research and development	9,716,095	6,616,217
General and administrative	2,681,571	1,920,828
Total operating expenses	12,397,666	8,537,045

Loss from operations	(9,300,201)	(4,633,952)

Interest income	546,153	205,216
Interest expense	(225,552)	(106,027)
Other income (expense), net	1,890	2,758
Net loss	(8,977,710)	(4,532,005)

Basic and diluted net loss per share	$(0.39)	$(3.28)

Shares used in computing basic and diluted net loss per share	22,968,484	1,379,723

Sunesis Pharmaceuticals, Inc.

Condensed Balance Sheets

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,307,731	$17,704,465
Marketable securities	26,005,367	30,629,061
Prepaids and other current assets	1,736,633	2,068,195
Total current assets	84,049,731	50,401,721

Property and equipment, net	4,657,988	4,006,527
Deposits and other assets	300,000	300,000
Total assets	$89,007,719	$54,708,248

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,859,535	$2,044,571
Accrued compensation	1,433,410	2,067,769
Other accrued liabilities	956,196	1,277,595
Current portion of deferred revenue	2,608,415	3,787,453
Current portion of equipment financing	941,730	1,067,520
Total current liabilities	7,799,286	10,244,908

Deferred revenue	2,690,599	3,319,765
Non current portion of equipment financing	1,090,486	1,306,027
Deferred rent and other non-current liabilities	1,403,092	1,371,346

Stockholders’ equity (deficit):
Common stock, $0.0001 par value:100,000,000 shares authorized, 29,215,626 and 21,514,007 shares issued and 29,214,292 and 21,511,126 shares outstanding at March 31, 2006 and December 31, 2005	2,922	2,151
Additional paid-in capital	295,660,217	249,689,714
Deferred stock compensation	(1,625,211)	(2,162,688)
Accumulated other comprehensive loss	(28,060)	(55,073)
Accumulated deficit	(217,985,612)	(209,007,902)
Total stockholders’ equity	76,024,256	38,466,202
Total liabilities and stockholders’ equity	$89,007,719	$54,708,248

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